Exhibit 2.27
PELANGIO MINES INC.
FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company
Pelangio Mines Inc.
440 Harrop Drive, 2 Floor
Milton, Ontario L9T 3H2

Item 2.	Date of Material Change
August 26, 2008

Item 3.	News Release
Pelangio Mines Inc. disseminated a press release (the “Press Release”) on August 26, 2008 via Canada Newswire—Toronto, Ontario.

Item 4.	Summary of Material Change
For further information, attached hereto is a copy of the Press Release.

Item 5.	Full Description of Material Change
For further information, attached hereto is a copy of the Press Release.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102
Not applicable

Item 7.	Omitted Information
No information has been omitted in respect of the material change.

Item 8.	Executive Officer
Ingrid Hibbard, President and Chief Executive Officer, 905-875-3828.

Item 9.	Date of Report
September 2, 2008

Pelangio Mines Inc. 440 Harrop Dr., 2nd Floor Milton, Ontario L9T 3H2 Phone (905) 875-3828 Fax (905) 875-3829
NEWS RELEASE
PELANGIO PROVIDES UPDATE ON CLOSING OF ARRANGEMENT
TORONTO, Ontario (August 26, 2008) — Pelangio Mines Inc. (PLG:TSX) (“Pelangio” or the “Company”) is pleased to announce that the Alberta Court of Queen’s Bench has approved the Company’s spin-off by way of a plan of arrangement (the “Arrangement”) of all of its assets, other than 19 million common shares of Detour Gold Corporation and certain working capital, to Pelangio Exploration Inc. (“Newco”). The Arrangement will be completed as at 12:01 a.m. Calgary time (the “Effective Time”) on or about Saturday, September 6, 2008 (the “Effective Date”).
Upon the Arrangement becoming effective, all existing Pelangio shareholders of record as of the Effective Time on the Effective Date will be issued, without further payment or consideration, one common share of Newco (“Newco Shares”) for each common share of Pelangio held as of the Effective Time on the Effective Date. Based on the Arrangement becoming effective at 12:01 a.m. on September 6, 2008, registered shareholders of Pelangio as at the close of business on Friday, September 5, 2008, (the record date for trading purposes required by the TSX) will participate in the spin-off. Accordingly, Pelangio common shares would commence trading “ex distribution” at the opening of business on Wednesday, September 3, 2008.
Pursuant to the terms of the Arrangement, Pelangio will be renamed PDX Resources Inc. (“PDX”) as of the Effective Time on the Effective Date. Share certificates representing common shares of Pelangio prior to the Effective Time on the Effective Date will represent common shares of PDX under the new CUSIP number following the Effective Time on the Effective Date. These share certificates will be replaced over time by share certificates issued with the name PDX and the new CUSIP number, for example, when such Pelangio share certificates are presented to the transfer agent for transfer. PDX shareholders will also be entitled to request a replacement share certificate reflecting the new name and new CUSIP number.
As soon as practicable after the Effective Date, registered Pelangio shareholders as of the Effective Date will be sent share certificates representing the Newco Shares that such shareholders are entitled to receive, as set out above.
Newco has received conditional listing approval from the TSX Venture Exchange (the “TSX-V”) for the listing of the Newco Shares, subject to complying with the conditions of listing imposed by the TSX-V. Newco’s common shares will trade on the TSX-V under the symbol “PX”. PDX’s common shares will trade on the Toronto Stock Exchange under the symbol “PLG”.
About Pelangio
Pelangio is a gold exploration company active in the top-ranked mining jurisdictions in the world, Canada and Ghana. The Company’s main focus is to advance its exploration programs on its premier land position in Ghana totaling 290 square kilometres, located on strike and adjacent to AngloGold Ashanti’s Obuasi gold mine.

Pelangio also has a 44.6% equity interest in Detour Gold, which controls the Detour Lake advanced gold exploration project. The near-term objective of Detour Gold is to advance the Detour Lake project to development and production.
For additional information, please visit our website at www.pelangio.com or contact:
Ingrid Hibbard, President & CEO or
Warren Bates, Vice President Exploration
Tel: 905-875-3828 / Toll-free: 1-877-746-1632 / Email: info@pelangio.com
Forward Looking Statements
Certain statements herein may contain forward-looking statements and forward-looking information within the meaning of applicable securities laws. Forward-looking statements or information appear in a number of places and can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate” or “believes” or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements and information include statements regarding the implementation of the Arrangement. With respect to forward-looking statements and information contained herein, we have made numerous assumptions, including the ability of the Company to meet the conditions to implement the Arrangement. Forward-looking statements and information are by their nature based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statement or information. Such risks include the failure to meet the conditions to implement the Arrangement. See our annual information form, our management information circular dated March 19, 2008 (the “Circular”) and our quarterly and annual management’s discussion and analysis for additional information on risks and uncertainties relating to the forward-looking statement and information. There can be no assurance that a forward-looking statement or information referenced herein or in the Circular will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements or information. Also, many of the factors are beyond the control of Pelangio or Newco. Accordingly, readers should not place undue reliance on forward-looking statements or information. We undertake no obligation to reissue or update any forward looking statements or information except as required by law. All forward-looking statements and information herein are qualified by this cautionary statement.